Exhibit 99.20

WAIVER AGREEMENT

This WAIVER AGREEMENT, dated as of April 18, 2014 (this “Agreement”), is by and among Chindex International, Inc., a Delaware corporation (the “Company”), Fosun Industrial Co., Limited, a Hong Kong corporation (the “Investor”), and Shanghai Fosun Pharmaceutical (Group) Co., Ltd., a Chinese corporation (the “Warrantor”).

W I T N E S S E T H:

WHEREAS, the Company, the Investor and the Warrantor are parties to a stockholder agreement, dated as of June 14, 2010 (the “Stockholder Agreement”) and desire to waive to a limited extent certain provisions thereof;

WHEREAS, the Company, Healthy Harmony Holdings, L.P., a Cayman Islands limited partnership (“Parent”), and Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an agreement and plan of merger, dated as of February 17, 2014 (the “Original Merger Agreement”);

WHEREAS, after the execution of the Original Merger Agreement, the Company, Parent and Merger Sub have agreed to amend and restate the Original Merger Agreement; and

WHEREAS, following the execution of this Agreement, the Company, Parent and Merger Sub are entering into an amended and restated agreement and plan of merger (the “Merger Agreement”), with capitalized terms used and not defined herein having the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions set forth herein, and intending to be legally bound, the Company, the Investor and the Warrantor hereby agree as follows:

Section 1. 1.  The parties agree that the following shall not be a breach of any of the provisions of Section 3.1 or Article 4 of the Stockholder Agreement: (i) the execution and performance of the Merger Agreement, (ii) the execution and performance of a letter agreement re Support Agreement, dated as of April 18, 2014, by and among Sponsor, Ms. Roberta Lipson and the Investor, (iii) the execution and performance of the Amended and Restated Equity Commitment Letter dated April 18, 2014 by the Investor in favor of Parent, (iv) the occurrence of the transactions contemplated in each of the foregoing, including, without limitation, the Merger, (v) the execution and performance of the Agreement by and among Parent, Sponsor and the Investor dated as of April 18, 2014 and (vi) the execution and performance of the other agreements and arrangements set forth in Section 5.8 of the Parent Disclosure Schedule to the Merger Agreement. The Company represents that the resolution attached hereto as Annex A has been unanimously adopted by the Company’s Board of Directors and is in full force and effect. Accordingly, the Company agrees that Investor, Warrantor and any of their Affiliates may enter into and perform the aforementioned agreements, documents and arrangements.  Notwithstanding anything to the contrary in this Agreement, the parties agree that except as expressly provided above, the terms of the Stockholder Agreement shall remain unchanged and in full force and effect; provided that until such time as the Merger Agreement is terminated in accordance with its terms, Sections 2.1 and 2.2 of the Stockholder Agreement are hereby waived to the extent that they require the Investor or the Warrantor to vote or grant a proxy with respect to any matter set forth in clauses (y) and (z) of Section 2.1(b)(ii) as would interfere with or prevent the Investor, the Warrantor or any of its Affiliates from performing as required under the agreements or arrangements referred to in clauses (i) — (vi) above.

Section 1. 2.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 1. 3.  All other terms and provisions of the Stockholder Agreement shall mutatis mutandis apply to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Kenneth A. Nilsson
	Name:	Kenneth A. Nilsson
	Title:	Chairman of the Board

FOSUN INDUSTRIAL CO., LTD.

By:	/s/ Qiyu Chen
	Name:	Qiyu Chen
	Title:	Chairman of the Board of Directors

SHANGHAI FOSUN PHARMACEUTICAL
(GROUP) CO., LTD.

By:	/s/ Qiyu Chen
	Name:	Qiyu Chen
	Title:	Chairman of the Board of Directors and Executive Director

[Waiver Agreement Signature Page]

ANNEX A

RESOLUTION OF THE BOARD OF DIRECTORS

CHINDEX INTERNATIONAL, INC.

RESOLVED, that the following shall not be a breach of any of the provisions of Section 3.1 or Article 4 of the Stockholder Agreement: (i) the execution and performance of the Merger Agreement, (ii) the execution and performance of a letter agreement re Support Agreement, dated as of April 18, 2014, by and among Sponsor, Ms. Roberta Lipson and the Investor relating to the Support Agreement, (iii) the execution and performance of the Amended and Restated Equity Commitment Letter dated April 18, 2014 by the Investor in favor of Parent, (iv) the occurrence of the transactions contemplated in each of the foregoing, including, without limitation, the Merger, (v) the execution and performance of the Agreement by and among Parent, Sponsor and the Investor dated as of April 18, 2014 and (vi) the execution and performance of the other agreements and arrangements set forth in Section 5.8 of the Parent Disclosure Schedule to the Merger Agreement.